Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 24, 2006, accompanying the consolidated financial statements included in the Annual Report of Intrado, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of West Corporation on Form S-3 (File No. 333-127965) and on Forms S-8 (File No. 333-114839, effective April 26, 2004, File No. 333-106715, effective July 1, 2003, File No. 333-29353, effective June 16, 1997 and File No. 333-24473, effective April 3, 1997).

/s/ GRANT THORNTON LLP

Denver, Colorado
June 7, 2006